Enterprise Bancorp, Inc.

                                   Exhibit 21


Name of Subsidiary                                   State Organized
------------------                                   ---------------
Enterprise Bank and Trust                            Massachusetts

Enterprise Security Corporation                      Massachusetts
  (Subsidiary of Enterprise Bank and Trust)